Exhibit 24

June 18, 2009
Securities & Exchange Commission
Filer Support Branch
100 F Street, NE
Washington, D.C. 20549-0609
Dear Sir/Madam:
I, John Chenault, hereby authorize Ms. Linda Clements and/or Messrs. Clarence Granger and/or Marty Estkowski of Ultra Clean Holdings, Inc. to submit Section 16 forms, including Forms 3, 4 and 5, and any amendments on my behalf and to act as agent for purposes of the filing of said forms.
Thank you for your assistance in this matter.

Best regards,

/s/ John Chenault

John Chenault